Filed pursuant to Rule 433

Preliminary Prospectus dated March 2, 2011

Registration No. 333-157013

DOMINION RESOURCES, INC.

FINAL TERM SHEET

March 2, 2011

	2011 Series A 4.45% Senior Notes Due 2021	2011 Series B 1.80% Senior Notes Due 2014

Issuer:	Dominion Resources, Inc.	Dominion Resources, Inc.

Principal Amount:	$500,000,000	$400,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa2 (stable outlook)/A- (stable outlook)/BBB+ (stable outlook)	Baa2 (stable outlook)/A- (stable outlook)/BBB+ (stable outlook)

Trade Date:	March 2, 2011	March 2, 2011

Settlement Date:	March 7, 2011	March 7, 2011

Final Maturity Date:	March 15, 2021	March 15, 2014

Interest Payment Dates:	March 15 and September 15	March 15 and September 15

First Interest Payment Date:	September 15, 2011	September 15, 2011

Call Provisions:	Make Whole Call at T+15 bps	Make Whole Call at T+10 bps

Treasury Benchmark:	3.625% due February 15, 2021	1.250% due February 15, 2014

Benchmark Yield:	3.431%	1.139%

Spread to Benchmark:	+ 105 bps	+ 68 bps

Reoffer Yield:	4.481%	1.819%

Coupon:	4.45%	1.80%

Price to Public:	99.751%	99.944%

Proceeds to Company Before Expenses:	99.101%	99.544%

CUSIP/ISIN:	25746U BL2/US25746UBL26	25746U BK4/US25746UBK43

Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, mailing or emailing:

Citigroup Global Markets Inc.	1-877-858-5407 (toll free)

Goldman, Sachs & Co.	1-866-471-2526 (toll free)

J.P. Morgan Securities LLC	1-212-834-4533 (collect)

Scotia Capital (USA) Inc.	1-800-372-3930 (toll free)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.